UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2013

VITESSE SEMICONDUCTOR CORPORATION
(Exact name of issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-31614                                    77-0138960
(Commission File Number)                        (IRS Employer Identification No.)
741 Calle Plano
Camarillo, California 93012
(Address of Principal Executive Offices)

Registrant's telephone number, including area code (805) 388-3700

N/A
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act
Soliciting material pursuant to Rule 14a-12 under the Exchange Act
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 30, 2013, Vitesse Semiconductor Corporation (the “Company”) entered into a new Employment Agreement with Christopher R. Gardner (the “2013 Employment Agreement”), which supersedes and replaces the Employment Agreement between the Company and Mr. Gardner, dated as of February 12, 2010, as amended to date, which agreement was scheduled to expire by its terms on February 12, 2013.

Pursuant to the terms of the 2013 Employment Agreement, Mr. Gardner will receive a base salary of $394,000 per year and is eligible to receive an annual target bonus of 100% of his base salary and an annual maximum bonus of 150% of his base salary. The amount of any such bonus is subject to the discretion of the Company's Compensation Committee. The agreement also provides that Mr. Gardner is eligible to receive equity compensation grants under the Company's 2010 Incentive Plan, or any successor compensation plan, at the discretion of the Company's Compensation Committee.

In the event Mr. Gardner's employment is terminated by mutual agreement, by the Company “For Cause”, by Mr. Gardner other than for “Good Reason” or because of Mr. Gardner's death or “Disability” (as such terms are defined in the 2013 Employment Agreement), Mr. Gardner will receive his base salary earned through his final day of employment, but shall not be eligible to receive any other compensation unless otherwise agreed by the parties.

If Mr. Gardner's employment is terminated by him for Good Reason or by the Company other than For Cause, Mr. Gardner is entitled to receive his base salary earned through his final day of employment and a lump sum payment equal to (a) two years of his base salary plus (b) two times his maximum target bonus plus (c) either (i) in the case of a termination for such reasons other than within 24 months following a “Change of Control Event”, a pro rata portion (based upon the portion of the fiscal year prior to his termination date) of his target bonus or (ii) in the case of a termination for such reasons within 24 months following a “Change of Control Event”, a pro rata portion (based upon the portion of the fiscal year prior to his termination date) of the greater of his target bonus or the amount of his bonus in the prior fiscal year. If Mr. Gardner's employment is terminated by the Company other than For Cause during the one-year period prior to a Change of Control Event and Mr. Gardner can demonstrate that his termination arose in connection with or anticipation of such Change of Control Event (including as a result of the request of a third party which had taken steps reasonably calculated to effect such Change of Control Event ), then all RSUs which are subject solely to time-based vesting and were outstanding immediately prior to Mr. Gardner's final day of employment will become fully vested and, to the extent such Change of Control Event occurs during the six-month period following the termination date of Mr. Gardner's employment, all of his outstanding options which are subject solely to time-based vesting shall become fully vested as of the Change of Control Event. If Mr. Gardner's employment is terminated by him for Good Reason or by the Company other than For Cause during the 24-month period following a Change of Control Event, then all outstanding stock options and RSUs which are subject solely to time-based vesting shall become fully vested.

The 2013 Employment Agreement contains a provision that would require Mr. Gardner to return any bonus payments earned if the Company were required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form 10-Q or Form 10-K, due to material noncompliance with any financial reporting requirement under the federal securities laws, and the Company's Board of Directors determines that misconduct by Mr. Gardner occurred and caused such restatement.

The 2013 Employment Agreement terminates on February 12, 2015.

The Company will file the 2013 Employment Agreement with its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. The description of the terms of the 2013 Employment Agreement are qualified by reference to such filed agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITESSE SEMICONDUCTOR CORPORATION

Date: February 4, 2013                            By: /s/ Martin S. McDermut
Martin S. McDermut
Chief Financial Officer